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Exhibit 10.4      MATERIAL CONTRACTS

PRODUCTS SUPPLY AND DISTRIBUTION AGREEMENT (THE "AGREEMENT") DATED AS OF, APRIL 1, 2000, BY AND BETWEEN KYOCERA CORPORATION, A CORPORATION ORGANIZED UNDER THE LAWS OF JAPAN, AND ITS SUBSIDIARIES ("KC"), AND AVX CORPORATION, A
DELAWARE CORPORATION, AND ITS SUBSIDIARIES, ("AVX").

WHEREAS KC is a manufacturer and supplier of certain KC Products, as defined below, and desires that the KC Products be sold to customers located within the AVX Territory, as defined below, and that AVX act as its non-exclusive distributor for the KC Products within the AVX Territory;

WHEREAS AVX is a manufacturer and supplier of certain AVX Products, as defined below, and desires that the AVX Products be sold to customers located within the KC Territory, as defined below, and desires that KC act as its nonexclusive distributor for the AVX Products within the KC Territory; and

WHEREAS KC desires to purchase the AVX Products for resale to customers within the KC Territory and AVX desires to purchase the KC Products for resale to customers within the AVX Territory.

NOW, THEREFORE, in consideration of the foregoing premises and in consideration of the mutual covenants and conditions contained in the Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. DEFINED TERMS. As used herein, the following terms shall have the meanings as set forth below:

"AVX PRODUCTS" shall mean the Products manufactured and supplied under AVX's trademark and brand names listed in Schedule II attached hereto.

"AVX TERRITORY" shall mean the countries listed in Schedule I attached hereto, in which AVX shall act as a distributor of the KC Products on the terms and conditions herein described.

"DISTRIBUTOR" shall mean AVX, acting as a distributor of the KC Products in the AVX Territory, or KC, acting as a distributor of the AVX Products in the KC Territory, as the context so requires, on the terms and conditions herein described.

"KC PRODUCTS" shall mean the Products manufactured and supplied under KC's trademark and brand names listed in Schedule II attached hereto.

"KC TERRITORY" shall mean the countries listed in Schedule I attached hereto, in which KC shall act as a distributor of the AVX Products on the terms and conditions herein described.

"PRODUCTS" shall mean the AVX Products or the KC Products, as the context so requires.

"PURCHASE PRICE" shall be determined from time to time by mutual agreement of Supplier and Distributor.

"SUPPLIER" shall mean AVX, acting as manufacturer and supplier of the AVX Products, or KC, acting as manufacturer and supplier of the KC Products, as the context so requires, on the terms and conditions herein described.

"TERRITORY" shall mean the AVX Territory or the KC Territory, as the context so requires.



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ARTICLE II

APPOINTMENT; ACCEPTANCE

SECTION 2.01. Supplier hereby appoints Distributor as its nonexclusive distributor (with the right to appoint representatives and subdistributors) for the Products within the Territory; provided, however, Supplier shall not appoint any other person, business entity, distributor, or sales representative in the Territory, or license any other party to manufacture or sell in the Territory, without giving Distributor one year's advance written notice, unless a shorter period is otherwise mutually agreed in writing.

SECTION 2.02. A manufacturing subsidiary developed outside the Territory by Supplier may sell its manufactured products from that facility directly to agreed customers within a limited territory, agreed to by both parties, outside the Territory agreed by Distributor.

SECTION 2.03. Distributor hereby accepts the appointment made by Section 2.01 and agrees to use its best efforts to develop a market for the Products within the Territory. The Distributor shall furnish to Supplier such reports and information relating to this Agreement (including, but not limited to, activities and products of competitors, possible new products, and future customer requirements) which may be requested from time to time by Supplier or which the Distributor shall become aware of during the term of this Agreement. The Distributor shall keep Supplier informed about technological innovations or improvements related to the manufacture or use of the Products. The Distributor shall make available to Supplier annual and quarterly marketing reports of Distributor regarding the Products.

SECTION 2.04. In the event two or more resellers/distributors contribute sales activities in the same product sale transaction involving drop shipments or order transfers, the Distributor who receives customer orders shall pay a commission to the other reseller(s)/distributor(s) as its compensation under the Split Commission Agreement.

SECTION 2.05. It is understood that Distributor is an independent contractor and shall not have the right to assume or create any obligation of any kind, express or implied, on behalf of Supplier, except as expressly provided for in this Agreement. Nothing herein shall be deemed to establish or otherwise create a relationship of principal and agent between Supplier and Distributor.

ARTICLE III

TERM AND TERMINATION

SECTION 3.01. The term of this Agreement shall be one year. Subject to Section
3.02 below, this Agreement shall be automatically renewed at the end of the first year, and each succeeding year, for an additional year.

SECTION 3.02. This Agreement may be terminated by either party by written notice to the other party given not less than three months prior to the expiration date of the current term.

SECTION 3.03. Either party shall have the right to terminate this Agreement if:
(a) a judgment or decree is entered against the other party approving a petition for an arrangement, liquidation, dissolution or similar relief relating to bankruptcy or insolvency and such judgment or decree remains unvacated for 30 days; or (b) the other party shall file a voluntary petition relating to bankruptcy, insolvency or other relief from debtors or shall seek to consent or acquiesce in the appointment of any trustee, receiver or the liquidation of any of such party's property.





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ARTICLE IV

DISTRIBUTOR'S RESPONSIBILITIES

SECTION 4.01. During the term of this Agreement, Distributor shall:

(a) use its best efforts to market, advertise and otherwise promote the sale and distribution of Products to purchasers throughout the Territory;

(b) take all reasonable and necessary action to satisfy the demand for the Products and applicable accessories throughout the Territory and attempt to increase the demand for the Products by, among other things, servicing all customer accounts with reasonable frequency and soliciting new customer accounts;

(c) maintain adequate sales, warehouse and service facilities for the effective distribution of Products;

(d) maintain an inventory of Products sufficient to meet the reasonably anticipated purchase requirements of its customers;

(e) maintain an adequate staff of sales personnel who are trained in and capable of the effective demonstration, use and sales of Products;

(f) make prompt payment of all Supplier invoices for Products in accordance with
Section 7.05;

(g) comply with all policies and programs of Supplier issued at any time in connection with the Products;

(h) immediately forward to Supplier any information concerning all charges, complaints or claims of damage relating to the performance or function of any of the Products that may come to Distributor's attention; and

(i) assume all market, credit (i.e., bad debt) and inventory risks for Products which are merchantable (i.e., suitable for sale).

SECTION 4.02. Distributor shall bear the cost of any taxes, levies, duties or fees of any kind, nature or description whatsoever levied within the Territory applicable to the purchase or resale of the products sold by Supplier to Distributor.

SECTION 4.03. Distributor agrees and warrants that it has obtained and will hereafter maintain in full force and effect all necessary business licenses, sales permits and other authorizations required by law.

SECTION 4.04. The Distributor shall be authorized, from time to time and upon terms and conditions mutually agreed upon by Distributor and Supplier, to accept orders from customers in the Territory which provide for direct shipment of the Products by Supplier to such customers.

ARTICLE V

SUPPLIER'S RESPONSIBILITIES

SECTION 5.01. Supplier shall be obligated to Distributor as follows:

(a) to provide, without charge, sales and technical information regarding Products as Supplier deems reasonably necessary;

(b) to provide such samples of Products as Supplier deems reasonably necessary and appropriate; and





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(c) to use best efforts to perfect the right to export into and sell Products within the Territory, including export licenses, government approvals, and all such other legal requirements related to product design, specifications and safety standards.

SECTION 5.02. Except as provided in Section 4.04 of this Agreement, Distributor shall buy and resell Products for its own account, and shall have complete discretion and freedom to determine the prices, terms and conditions, and customers for all resales of Products within the Territory.

SECTION 5.03. Neither party shall possess, nor shall either party hold itself out to third persons as possessing, any power or authority to bind the other party in any way.

SECTION 5.04. This Agreement is not intended to create, and should not be construed as creating, any agency, joint venture, partnership, or employer/employee relationship between Supplier and Distributor.

SECTION 5.05. Supplier shall bear the cost of any taxes, levies, duties or fees of any kind, nature or description levied within the country of origin for shipments of the Products by Supplier to Distributor.

SECTION 5.06. Should Supplier discontinue a Product or a product line, or cease doing business, Supplier shall, at Distributor's option, repurchase all unsold Product from the Distributor at a mutually agreed price. Distributor shall have the right to cancel any unfilled purchase order backlog for such Products without incurring any liability to Supplier.

SECTION 5.07. Supplier authorizes the use by the Distributor of its company names, including, without limitation, brand names, trade names, trademarks, and service marks, in connection with the transactions contemplated under this Agreement.

SECTION 5.08. Supplier shall obtain from a reputable insurance carrier and maintain in force during the term of this Agreement, and for a reasonable period thereafter, commercially reasonably levels of product liability insurance in connection with the manufacture and subsequent sale, distribution and use of the Products in the Territory.

ARTICLE VI

DISCONTINUATION OF SALE OF PRODUCTS

SECTION 6.01. Supplier shall have the right at any time to effect changes in, or discontinue the sale of, any of its Products without incurring any liability to Distributor except as provided in Section 5.06; provided, however, that Supplier shall use best efforts to provide Distributor with at least 90 days' prior written notice of Product discontinuation. Distributor will make its best efforts to sell or otherwise liquidate remaining inventory of Products.

ARTICLE VII

PURCHASE ORDER AND SHIPMENT

SECTION 7.01. Supplier shall have the right, in its sole and absolute discretion, to reject any purchase order, in whole or in part, placed by Distributor, and no purchase order shall be binding upon Supplier unless accepted by Supplier in writing or by the delivery of Products in whole or in partial fulfillment thereof. All purchase orders shall be governed by the provisions of this Agreement.

SECTION 7.02. In the event that Supplier ships more than 14 days in advance of a required shipping date, Distributor may postpone payment until the due date applicable to the original shipping date. Any refusal of the customer to take product due to late delivery is the responsibility of the Supplier, as long as the customer's claim is according to the customer agreement which the Supplier agrees with.






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SECTION 7.03. Supplier warrants that all Products shall conform to the applicable specifications, drawings, samples, and descriptions set forth in this Agreement and purchase orders issued hereunder.

SECTION 7.04 Payment terms shall be forty-nine days from the Bill of Exchange date, interest free, provided, however, Supplier may agree to extend the payment terms subject to Distributor's agreement to pay interest, at a rate to be mutually determined by the-parties prior to the extension, for the payment period exceeding 49 days. All Supplier invoices shall be paid in full without any deductions or credits of any kind. Any requests for credit or deductions by Distributor (e.g., for a shortage in shipment quantity, quality defects, or for goods damaged in transit) shall be provided in the form of a separate invoice to Supplier.

SECTION 7.05. Unless otherwise mutually agreed, all purchase transactions between Supplier and Distributor shall be denominated in U.S. dollars.

SECTION 7.06. The parties acknowledge that the terms of any purchase order and the transactions contemplated under this Agreement shall be equivalent to those terms which an independent unrelated party would agree to at arm's-length and are subject to the approval of the AVX Board of Directors (or the Special Advisory Committee thereof).

ARTICLE VIII

SECTION 8.01. Supplier warrants that all Products sold hereunder shall meet specifications mutually agreed upon between both parties. Supplier further warrants that it has the right to transfer full-unencumbered title to all Products sold hereunder. Distributor may extend to its customer only those warranties set forth above. Supplier will take responsibility for all customer warranty claims properly honored by Distributor under those warranties set forth above. Distributor shall consult Supplier before honoring any customer warranty claim.

SECTION 8.02. Distributor agrees that it will not make any representations, warranties or guarantees in connection with the Products other than as authorized by Supplier in Section 8.01 above.

SECTION 8.03. Distributor shall immediately advise Supplier of any claim for damages or breach of warranty with respect to the Products asserted by a customer of Distributor and shall cooperate with Supplier in the defense or handling of such claims.

SECTION 8.04. Distributor shall promptly furnish Supplier with product samples and any related information when a warranty claim is made by a customer of Distributor.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Supplier shall save, hold harmless and defend Distributor and its affiliated companies from any costs, attorneys' fees, damages or penalties of any kind on account of, or resulting from, any claim or action for infringement of any existing or future patent, copyright, or trademark in the Territory or any foreign country mutually agreed upon by both parties, or misappropriation of any trade secret or other intellectual property right with respect to the Products sold under this Agreement, where the infringement or misappropriation arises from Supplier's Products. Supplier shall defend any such claim or action at its own expense provided that Distributor promptly notifies Supplier upon learning of any such claim or action. Notwithstanding the foregoing, it shall be Distributor's obligation to save, hold harmless and defend Supplier where the above claims or actions arise from or are attributable to, Distributor's nonstandard specifications.






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ARTICLE X

MISCELLANEOUS

SECTION 10.01. ARBITRATION. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or breach thereof, shall be finally settled by arbitration pursuant to the Japan-America Trade Arbitration Agreement of September 16, 1952, by which each party hereto is bound. Such Arbitration shall be held in Osaka, Japan if initiated by AVX and shall be held in South Carolina if initiated by Kyocera.

SECTION 10.02. WAIVER. The failure of either party to enforce at any time any provision of this Agreement or to require at any time performance by the other party of any provision hereof will not be construed to be a present or future waiver of such provisions or in any way affect the validity of this Agreement or any provision hereof or the right of the other party thereafter to enforce each and every such provision. One or more express waivers by either party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement, unless so provided in a writing signed by the parties hereto.

SECTION 10.03. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the complete and full understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all. prior and contemporaneous agreements or understandings between the parties hereto relating to the subject matter thereof. This Agreement may not be modified or amended except with the written consent of both parties.

SECTION 10.04. ASSIGNMENT. This Agreement and the rights and obligations of a party under this Agreement may not be assigned or transferred without the prior written consent of the other party hereto.

SECTION 10.05. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one instrument. Counterparts may be delivered by facsimile.

SECTION 10.06. SEVERABILITY. If any provision or provisions hereof shall, to any extent, be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and will be valid and enforceable to the fullest extent permitted by law.

SECTION 10.07. CAPTIONS. Captions contained in this Agreement are inserted as a matter of convenience and do not define, limit, extend or describe the scope of this Agreement or the intent of any provision.

SECTION 10.08. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service, and shall be deemed given when so delivered by hand, telexed cabled or telecopied, or if mailed, ten days after mailing (two business days in the case of express mail or overnight courier service), as follows (or at such other address for a party as may be specified by like notice):

KYOCERA CORPORATION
6 Takeda Tobadono-cho,
Fushimi-ku, Kyoto 612-8501, Japan

Attention: President





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AVX CORPORATION
17th Avenue South
Myrtle Beach, South Carolina 29577
U.S.A.

Attention: Chief Financial Officer

SECTION 10.09. NO THIRD PARTY BENEFICIARIES. AVX and KC agree that the execution, delivery and performance of this Agreement are not intended to create any contractual rights benefiting any third parties and that in the event of breach or failure to perform by either party of its covenants or agreements contained in this Agreement such party shall be liable only to the other party hereto.

SECTION 10.10. GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the internal laws of South Carolina applicable to agreements made and to be performed entirely within such State, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

KYOCERA CORPORATION,                          AVX CORPORATION,

by                                             by

  /s/ YASUO NISHIGUCHI                            /s/ BENEDICT P. ROSEN
  ------------------------                        ----------------------------
  Name: Yasuo Nishiguchi                          Name: Benedict P. Rosen
  Title: President                                Title: Chief Executive Officer



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SCHEDULE I

TERRITORY

"AVX Territory" for purposes of this Agreement shall be:

All territories (excluding Japan)(1)

"KC Territory" for purposes of this Agreement shall be:

Japan

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(1)  In the case of electrical connectors, the AVX Territory shall mean all territories, excluding Japan and all worldwide affiliates of certain Japanese companies identified by KC.


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SCHEDULE II

PRODUCTS SUPPLY AND DISTRIBUTOR AGREEMENT

PRODUCT LIST

AVX PRODUCTS

Tantalum Capacitors
Ceramic Capacitors
Thin Films
Connectors
Ferrites
Films
Power Capacitors
Advanced Products
Any other products mutually agreed upon by AVX and KC.

KC PRODUCTS

Chip Capacitors
Timing Devices
Ceramic Piezo Products
Resistive Components
Hybrids
Print and Fire Substrate
Connectors
Any other products mutually agreed upon by KC and AVX.




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